Exhibit 99.1

Exela Technologies, Inc. Reports Fourth Quarter and Full Year 2019 Results

Files Form 10-K for 2019, including restated results for 2017 and 2018, and for the nine months ended September 30, 2019

Achieves revised full year guidance for Revenue and Adjusted EBITDA

Conference Call to Discuss Results Scheduled for June 9, 2020 at 5 PM ET

Fourth Quarter 2019 Highlights:

•	Revenue of $393.6 million, a decline of 1.5% on a reported basis and 1.1%(1) on a constant currency basis from Q4 2018

•	Operating loss of $249.5 million, including $252.4 million of non-cash impairment charges

•	Net loss of $304.1 million

•	EBITDA(2) loss of $234.5 million

•	Adjusted EBITDA(3) of $53.0 million on a reported basis; $53.2 million on a constant currency basis

Full-Year 2019 Highlights:

•	Revenue of $1,562.3 million, a decline of 1.5% on a reported basis and 0.5%(1) on a constant currency basis

•	Operating loss of $321.2 million, including $349.6 million of non-cash impairment charges recorded in the third and fourth quarters of 2019

•	Net loss of $509.1 million

•	EBITDA(2) loss of $237.1 million

•	Adjusted EBITDA(3) of $254.8 million on a reported basis; $255.9 million on a constant currency basis

•	Achieved expense savings during 2019 totaling $65 million

First Half 2020 Highlights:

•	Progress of Debt Reduction and Liquidity Improvement Initiative:

o	Completed a 5-year $160.0 million accounts receivable securitization facility in January 2020

o	Completed the sale of non-core Tax Benefit Group business for $40.0 million in March 2020

•	On April 14, Marc Beilinson and William Transier, independent directors were appointed to the Company’s board of directors

•	On May 15, Shrikant Sortur was promoted to Chief Financial Officer

•	Q1 2020 Update:

o	Exela expects to report Q1 2020 revenue in the range of $362-$365.0 million

o	During Q1 2020, Exela reduced its global headcount to 22,058 FTEs or 3% since the 2019 year-end

•	Company adjusted its FTE capacity in Q2 to 19,056 FTEs representing 86% of its pre-COVID-19 levels of 22,058 FTEs

Irving, TX– June 9, 2020 – Exela Technologies, Inc. (“Exela” or the “Company”) (NASDAQ: XELA), a location-agnostic global business process automation (“BPA”) leader across numerous industries, announced today that it has filed its Annual Report on Form 10-K for the year ended December 31, 2019, including the previously announced restatement of prior period results for 2017, 2018 and the nine months ended September 30, 2019. The Form 10-K also includes relevant quarterly financial information for the years ended December 31, 2018 and 2019.

“We are pleased to have achieved our revised full year 2019 guidance, including revenue above the high-end of our guidance range,” said Ronald Cogburn, Chief Executive Officer of Exela. “The COVID-19 pandemic has posed unprecedented challenges and disruption for companies and communities around the world. Our priorities since the onset of the pandemic have been the health and safety of our global team members and their families, and continuing to provide mission-critical services to our customers. In this regard, with our strategic global footprint, “right-shore” model, and 86% of our team members either enabled to work remotely or less impacted by the pandemic, we have delivered virtually uninterrupted service to our customers. I am incredibly proud of all our global team members for their continued hard work and dedication to serving our customers during this time. Notwithstanding the current economic challenges of COVID-19, we believe our business model remains resilient supported by our strong customer base, the mission-critical nature of the services we provide, our leading suite of services and solutions, and our global delivery excellence.”

Mr. Cogburn continued, “Looking to the remainder of 2020 and beyond, we have a plan in place for improved long-term profitable growth and value creation. We will continue to position the Company to focus on growing our base business in core industries such as banking, insurance and healthcare where we provide critical billing and payment solutions. In addition, our strategic priorities include improving our operating income and free cash flow, increasing our liquidity, and reducing our debt. Our previously announced debt reduction and liquidity improvement initiative is an important component of this plan. While we still have work to do, we have made good progress so far in 2020 by closing a new securitized AR facility in January and the divestiture of our Tax Benefit Group business in March, increasing our financial flexibility.”

COVID-19 Positioning

In response to the COVID-19 pandemic, Exela rapidly initiated a plan to protect the health and safety of its global team members, while continuing to serve customers’ needs. Relevant highlights include:

•	Favorable employee distribution model with over 60% of the employee base located in Americas and EMEA offers Exela a clear differentiation and edge over competitors

•	Minimum volume commitments in many contracts limit the effects of volume reductions

•	Rapid response unit set up with an emphasis on solutions that address work-from-home environments such as the Digital Mailroom

•	Company adjusted its FTE capacity in Q2 to 19,056 FTEs representing 86% of its pre-COVID-19 levels of 22,058 FTEs

Fourth Quarter 2019 Financial Highlights

•	Revenue: Revenue was $393.6 million, a decline of 1.5% from $399.6 million in the fourth quarter of 2018. Revenue for the Information and Transaction Processing Solutions (“ITPS”) segment was $306.7 million, a decline of 5.4% year-over-year, driven primarily by the previously announced low margin contract exit (“LMCE”) in the third quarter of 2018 partially offset by growth from existing customers and new wins. Healthcare Solutions (“HS”) revenue was $69.8 million, an increase of 24.0% year-over-year, driven primarily by acquisition, new customer growth and increased volumes with existing customers. Legal and Loss Prevention Services (“LLPS”) revenue was $17.1 million, a decline of approximately $2.0 million, or 10.3% from the fourth quarter of 2018.

Revenue excluding the previously announced LMCE and pass through revenues from postage and postage handling with either zero or nominal margins (“pass through revenue”) (4)  was $323.5 million in the fourth quarter of 2019, representing an increase of 1.5% over $318.8 million in the fourth quarter of 2018.

82% of fourth quarter 2019 revenue was in the Americas, 16% was in Europe, and 2% was in rest of world.

•	Operating income / (loss): Operating loss for the fourth quarter of 2019 was $249.5 million, compared with operating loss of $40.6 million in the fourth quarter of 2018. The year-over-year increase in operating loss is primarily attributable to non-cash goodwill and trade-name impairment charges of $252.4 million recognized in the fourth quarter of 2019, compared with $48.1 million of impairment charges in the fourth quarter of 2018, along with higher SG&A expenses partially offset by lower depreciation and amortization costs. The non-cash goodwill and trade-name impairment charges incurred in the fourth quarter of 2019 were related to the write-down of the carrying values of the ITPS and LLPS segments.

•	Net Loss: Net Loss for the fourth quarter of 2019 was $304.1 million, compared with a net loss of $86.5 million in the fourth quarter of 2018.

•	Adjusted EBITDA: Adjusted EBITDA for the fourth quarter of 2019 was $53.0 million, compared to Adjusted EBITDA of $72.7 million in the fourth quarter of 2018. Adjusted EBITDA margin for the fourth quarter of 2019 was 13.5% compared to Adjusted EBITDA margin of 18.2% in the fourth quarter of 2018. The decrease in fourth quarter 2019 Adjusted EBITDA was mainly driven by lower revenue in the ITPS segment, higher SG&A spend, and losses on derivative instruments, partially offset by continued realization of savings flow-through.

Adjusted EBITDA margin, based on revenue excluding LMCE and pass through revenue, was 16.4% in the fourth quarter of 2019, compared with 22.8% in the fourth quarter of 2018.

•	Capital Expenditures: Capital expenditures for the fourth quarter of 2019 were 1.2% of revenue compared to 2.6% of revenue in the fourth quarter of 2018.

•	Common Stock: As of May 1, 2020, there were 147,511,430 total shares of common stock outstanding and an additional 3,923,385 shares of common stock reserved for issuance for our outstanding preferred shares on an as-converted basis.

•	Total employees as of December 31, 2019 were 22,766 as compared to 22,715 as of September 30, 2019.

Full-Year 2019 Financial Highlights

•	Revenue: Revenue was $1,562.3 million, a decline of 1.5% from $1,586.2 million in 2018. Revenue for the ITPS segment was $1,234.3 million, a decline of 3.1% year-over-year, driven primarily by the previously announced LMCE and adverse currency impacts, partially offset by revenue from acquisitions completed in 2018. HS revenue was $256.7 million, an increase of 12.6% year-over-year, driven primarily by acquisition, new customer growth and increased volume with existing customers. LLPS revenue was $71.3 million, representing a decline of 15.6% from 2018. Results in LLPS are event driven and were impacted primarily by lower revenue from legal claims administration services in 2019.

Revenue excluding the previously announced LMCE and pass through revenue was $1,284.9 million in 2019, representing an increase of 2.9% over $1,248.1 million in 2018.

Excluding the impact of LMCE and certain other customer exits, full-year 2019 revenue from top-20 customers increased 13% year-over-year, and revenue from top-50 customers increased 11% year-over-year, reflecting the Company’s focus on expanding with its largest customers.

82.3% of full-year 2019 revenue was in the Americas, 16.0% was in Europe and 1.7% was in rest of world.

•	Operating income / (loss): Operating loss in 2019 was $321.2 million, compared with a loss of $10.7 million in 2018. The year-over-year increase in operating loss was primarily driven by non-cash goodwill and trade-name impairment charges of $349.6 million recognized in 2019, compared with $48.1 million of non-cash impairment charges recognized in 2018, as well as lower revenue and higher SG&A expenses, which were partially offset by lower depreciation and amortization costs. The non-cash goodwill and trade-name impairment charges incurred in 2019 were related to the write-down of the carrying values of the ITPS and LLPS segments.

•	Net Loss: Net Loss for 2019 was $509.1 million, compared with a net loss of $169.8 million in 2018.

•	Adjusted EBITDA: Adjusted EBITDA in 2019 was $254.8 million, as compared to Adjusted EBITDA of $276.2 million in 2018. Adjusted EBITDA margin for 2019 was 16.3% compared to Adjusted EBITDA margin of 17.4% in 2018. The decrease in 2019 Adjusted EBITDA was mainly driven by lower revenue in the ITPS and LLPS segments and higher SG&A spend, partially offset by continued realization of savings flow-through.

Adjusted EBITDA margin, based on revenue excluding LMCE and pass through revenue, was 19.8% in 2019, compared with 22.1% in 2018.

•	Capital Expenditures: Capital expenditures for 2019 were 1.3% of revenue compared to 1.7% of revenue in 2018.

Balance Sheet: At December 31, 2019, Exela’s total net debt was $1.509 billion.

Debt Reduction and Liquidity Improvement

On November 12, 2019, Exela announced that its Board of Directors adopted a debt reduction and liquidity improvement initiative (“Initiative”), with the goal of increasing the Company’s liquidity to approximately $125.0 to $150.0 million, and repaying debt with a target debt reduction of approximately $150.0 to $200.0 million. In accordance with this Initiative, Exela announced two transactions in the first quarter of 2020.

•	On January 15, 2020, Exela announced that it entered into a 5-year, $160.0 million accounts receivable securitization facility to improve liquidity. The facility is for an initial five-year term, may be extended in accordance with its terms, and is incremental to Exela’s existing $100.0 million revolving facility maturing in July 2022.

•	On March 17, 2020, Exela announced the sale of its Tax Benefit Group (“TBG”) business for $40.0 million, or approximately 1.93x 2019 revenue. Net of closing costs and adjustments, this transaction resulted in proceeds of $38.2 million. For full year 2019, TBG generated total revenue of $20.7 million. The Company believes it is on schedule for additional divestitures with expected proceeds in the range of $110.0 million to $160.0 million.

First Quarter 2020 Update and Full Year 2020 Commentary

•	As previously disclosed, the Company expects to complete its financial statements for the quarter ended March 31, 2020 by June 24, 2020. For the first quarter of 2020, Exela expects to report revenue in the range of $362.0 - $365.0 million. Although Exela is working diligently to complete its financial statements for the first quarter of 2020 by June 24, 2020 no assurance can be given that they will be filed within such period.

•	The depth and duration of the economic impact from COVID-19 on Exela and its customers’ businesses remains unknown. Given the uncertainties surrounding COVID-19 and its impacts on visibility, Exela is delaying providing financial guidance for full year 2020.

(1) – Constant currency is a non-GAAP measure. A reconciliation of constant currency is attached to this release.

(2) – EBITDA is a non-GAAP measure. A reconciliation of EBITDA is attached to this release.

(3) – Adjusted EBITDA is a non-GAAP measure. A reconciliation of Adjusted EBITDA is attached to this release.

(4) – Pass through revenue is defined as postage and postage handling revenue with either zero or nominal margins. LMCE is defined as revenue from the low margin contract exit announced in the third quarter of 2018. A reconciliation of revenue net of pass through revenue and LMCE is attached to this release.

Earnings Conference Call and Audio Webcast

Exela will host a conference call to discuss its fourth quarter and year end 2019 financial results at 5 p.m. ET on June 9, 2020. To access this call, dial 833-255-2831 or +412-902-6724 (international). A replay of this conference call will be available through June 16, 2020 at 877-344-7529 or +412-317-0088 (international). The replay passcode is 10144972. A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.exelatech.com). A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website (http://investors.exelatech.com/) and will remain available after the call.

About Exela

Exela Technologies, Inc. (“Exela”) is a business process automation (BPA) leader, leveraging a global footprint and proprietary technology to provide digital transformation solutions enhancing quality, productivity, and end-user experience. With decades of expertise operating mission-critical processes, Exela serves a growing roster of more than 4,000 customers throughout 50 countries, including over 60% of the Fortune® 100. With foundational technologies spanning information management, workflow automation, and integrated communications, Exela’s software and services include multi-industry department solution suites addressing finance and accounting, human capital management, and legal management, as well as industry-specific solutions for banking, healthcare, insurance, and public sectors. Through cloud-enabled platforms, built on a configurable stack of automation modules, and over 22,000 employees operating in 23 countries, Exela rapidly deploys integrated technology and operations as an end-to-end digital journey partner.

Find out more at www.exelatech.com

Follow Exela on Twitter: https://twitter.com/exelatech

Follow Exela on LinkedIn: https://www.linkedin.com/company/11174620/

About Non-GAAP Financial Measures: This press release includes constant currency, EBITDA and Adjusted EBITDA, each of which is a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Exela believes that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial performance, results of operations and liquidity and allows investors to better understand the trends in our business and to better understand and compare our results. Exela’s board of directors and management use constant currency, EBITDA and Adjusted EBITDA to assess Exela’s financial performance, because it allows them to compare Exela’s operating performance on a consistent basis across periods by removing the effects of Exela’s capital structure (such as varying levels of debt and interest expense, as well as transaction costs resulting from the combination of Quinpario Acquisition Corp. 2, SourceHOV Holdings, Inc. and Novitex Holdings, Inc. on July 12, 2017 (the “Novitex Business Combination”) and capital markets-based activities). Adjusted EBITDA also seeks to remove the effects of integration and related costs to achieve the savings, any expected reduction in operating expenses due to the Novitex Business Combination, asset base (such as depreciation and amortization) and other similar non-routine items outside the control of our management team.  Optimization and restructuring expenses and merger adjustments are primarily related to the implementation of strategic actions and initiatives related to the Novitex Business Combination. All of these costs are variable and dependent upon the nature of the actions being implemented and can vary significantly driven by business needs. Accordingly, due to that significant variability, we exclude these charges since we do not believe they truly reflect our past, current or future operating performance. The constant currency presentation excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency revenue and Adjusted EBITDA on a constant currency basis by converting our current-period local currency financial results using the exchange rates from the corresponding prior-period and compare these adjusted amounts to our corresponding prior period reported results. Exela does not consider these non-GAAP measures in isolation or as an alternative to liquidity or financial measures determined in accordance with GAAP. A limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in Exela’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures and therefore the basis of presentation for these measures may not be comparable to similarly-titled measures used by other companies. These non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP. Net loss is the GAAP measure most directly comparable to the non-GAAP measures presented here. For reconciliation of the comparable GAAP measures to these non-GAAP financial measures, see the schedules attached to this release.

Restatement: As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2020, the board of directors of the Company, based on the recommendation of the audit committee and in consultation with management, concluded that, because of errors identified in the Company’s previously issued financial statements for the fiscal years ended December 31, 2018 and 2017 and the first three quarters of fiscal 2019, the Company would restate its previously issued financial statements, including the quarterly data for fiscal years 2019 and 2018 and its selected financial data for the relevant periods.  The adjustments made as a result of the restatement are more fully discussed in Note 3, Restatement of Previously Issued Financial Statements, of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the SEC on June 9, 2020.  Previously filed annual reports on Form 10-K and quarterly reports on Form 10-Q for the periods affected by the restatement have not been amended. Accordingly, investors should no longer rely upon the Company’s previously released financial statements for these periods and any earnings releases, investor presentations or other communications relating to these periods, and, for these periods, investors should rely solely on the financial statements and other financial data for the relevant periods included in the above referenced Annual Report.   All amounts in this release affected by the restatement adjustments reflect such amounts as restated.

Forward-Looking Statements: Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding our industry, future events, the estimated or anticipated future results and benefits of the Novitex Business Combination, future opportunities for the combined company, including potential divestitures and other statements that are not historical facts. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties, including without limitation those discussed under the heading “Risk Factors” in Exela’s most recently filed Annual Report on Form-10-K filed with the Securities and Exchange Commission. In addition, forward-looking statements provide Exela’s expectations, plans or forecasts of future events and views as of the date of this communication. Exela anticipates that subsequent events and developments will cause Exela’s assessments to change. These forward-looking statements should not be relied upon as representing Exela’s assessments as of any date subsequent to the date of this press release.

Exela Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2019 and December 31, 2018

(in thousands of United States dollars except share and per share amounts)

	December 31,
	2019	2018 (As Restated)
Assets
Current assets
Cash and cash equivalents	$6,198	$36,206
Restricted cash	7,901	7,648
Accounts receivable, net of allowance for doubtful accounts of $4,975 and $4,359, respectively	261,400	270,812
Related party receivables	716	—
Inventories, net	19,047	16,220
Prepaid expenses and other current assets	23,663	24,937
Total current assets	318,925	355,823
Property, plant and equipment, net of accumulated depreciation of $176,995 and $154,060, respectively	113,637	132,986
Operating lease right-of-use assets, net	93,627	—
Goodwill	359,771	708,258
Intangible assets, net	342,443	395,020
Deferred income tax assets	12,032	16,345
Other noncurrent assets	17,889	19,391
Total assets	$1,258,324	$1,627,823

Liabilities and Stockholders' Equity (Deficit)
Liabilities
Current liabilities
Accounts payables	$86,167	$99,853
Related party payables	1,740	15,363
Income tax payable	352	1,996
Accrued liabilities	121,553	107,355
Accrued compensation and benefits	48,574	52,211
Accrued interest	48,769	49,071
Customer deposits	27,765	34,235
Deferred revenue	16,282	16,504
Obligation for claim payment	39,156	56,002
Current portion of finance lease liabilities	13,788	17,498
Current portion of operating lease liabilities	25,345	—
Current portion of long-term debts	36,490	29,237
Total current liabilities	465,981	479,325
Long-term debt, net of current maturities	1,398,385	1,306,423
Finance lease liabilities, net of current portion	20,272	26,738
Pension liabilities	25,681	27,641
Deferred income tax liabilities	7,996	11,214
Long-term income tax liabilities	2,806	3,024
Operating lease liabilities, net of current portion	73,282	—
Other long-term liabilities	6,962	14,717
Total liabilities	2,001,365	1,869,082
Commitments and Contingencies (Note 14)

Stockholders' equity (deficit)
Common stock, par value of $0.0001 per share; 1,600,000,000 shares authorized; 153,638,836 shares issued and 150,851,689 shares outstanding at December 31, 2019 and 152,692,140 shares issued and 150,142,955 shares outstanding at December 31, 2018 (including in each case the 4,570,734 shares returned to the Company in the first quarter of 2020 in connection with the Appraisal Action)	15	15
Preferred stock, par value of $0.0001 per share; 20,000,000 shares authorized; 4,294,233 shares issued and outstanding at December 31, 2019 and 4,569,233 shares issued and outstanding at December 31, 2018	1	1
Additional paid in capital	445,452	445,452
Less: common stock held in treasury, at cost; 2,787,147 shares at December 31, 2019 and 2,549,185 shares December 31, 2018	(10,949)	(10,342)
Equity-based compensation	49,336	41,731
Accumulated deficit	(1,211,508)	(702,392)
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(7,329)	(6,423)
Unrealized pension actuarial losses, net of tax	(8,059)	(9,301)
Total accumulated other comprehensive loss	(15,388)	(15,724)
Total stockholders’ deficit	(743,041)	(241,259)
Total liabilities and stockholders’ deficit	$1,258,324	$1,627,823

8

Exela Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations for the three and twelve months ended December 31, 2019, 2018 and 2017

(in thousands of United States dollars except share and per share amounts)

	Years ended December 31,
	2019	2018 (As Restated)	2017 (As Restated)
Revenue	$1,562,337	$1,586,222	$1,145,891
Cost of revenue (exclusive of depreciation and amortization)	1,224,735	1,213,403	827,544
Selling, general and administrative expenses (exclusive of depreciation and amortization)	198,864	184,908	220,955
Depreciation and amortization	100,903	138,077	98,890
Impairment of goodwill and other intangible assets	349,557	48,127	69,437
Related party expense	9,501	12,403	33,431
Operating loss	(321,223)	(10,696)	(104,366)
Other expense (income), net:
Interest expense, net	163,449	155,991	129,676
Debt modification and extinguishment costs	1,404	1,067	35,512
Sundry expense (income), net	969	(3,271)	2,295
Other expense (income), net	14,429	(3,030)	(1,297)
Net loss before income taxes	(501,474)	(161,453)	(270,552)
Income tax (expense) benefit	(7,642)	(8,353)	61,068
Net loss	$(509,116)	$(169,806)	$(209,484)
Dividend equivalent on Series A Preferred Stock related to beneficial conversion feature	—	—	(16,375)
Cumulative dividends for Series A Preferred Stock	(3,309)	(3,655)	(2,489)
Net loss attributable to common stockholders	$(512,425)	$(173,461)	$(228,348)
Loss per share:
Basic and diluted	$(3.52)	$(1.17)	$(2.18)

9

Exela Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the year ended December 31, 2019, 2018 and 2017

(in thousands of United States dollars unless otherwise stated)

	Years ended December 31,
	2019	2018 (As Restated)	2017 (As Restated)
Cash flows from operating activities
Net loss	$(509,116)	$(169,806)	$(209,484)
Adjustments to reconcile net loss
Depreciation and amortization	100,903	138,077	98,890
Fees paid in stock	—	—	28,573
HGM contract termination fee paid in stock	—	—	10,000
Original issue discount and debt issuance cost amortization	11,777	10,913	12,280
Debt modification and extinguishment costs	1,049	103	34,459
Impairment of goodwill and other intangible assets	349,557	48,127	69,437
Provision for doubtful accounts	4,304	2,767	500
Deferred income tax provision	1,093	3,220	(67,545)
Share-based compensation expense	7,827	7,647	6,743
Foreign currency remeasurement	(511)	(1,180)	1,382
Loss (gain) on sale of assets	556	2,687	556
Fair value adjustment for interest rate swap	4,337	(2,540)	(1,297)
Change in operating assets and liabilities, net of effect from acquisitions
Accounts receivable	4,410	(19,319)	(4,832)
Prepaid expenses and other assets	(4,825)	(2,820)	1,029
Accounts payable and accrued liabilities	(19,588)	8,815	77,171
Related party payables	(14,339)	918	4,907
Additions to outsource contract costs	(1,285)	(4,009)	(10,992)
Net cash provided by (used in) operating activities	(63,851)	23,600	51,777

Cash flows from investing activities
Purchase of property, plant and equipment	(14,360)	(20,072)	(14,440)
Additions to internally developed software	(6,182)	(7,438)	(7,843)
Cash acquired in Quinpario reverse merger	—	—	91
Cash paid in acquisition, net of cash received	(5,000)	(34,810)	(423,797)
Proceeds from sale of assets	360	3,568	4,607
Net cash provided by (used in) investing activities	(25,182)	(58,752)	(441,382)

Cash flows from financing activities
Change in bank overdraft	—	—	(210)
Proceeds from issuance of stock	—	—	204,417
Cash received from Quinpario	—	—	22,333
Repurchases of common stock	(3,480)	(7,221)	(249)
Contribution from Shareholders	—	—	20,548
Cash paid for equity issuance costs	—	(7,500)	(149)
Net borrowings under factoring arrangement	3,307	—	—
Cash paid for withholding taxes on vested RSUs	(223)	—	—
Lease terminations	(318)	(592)	(157)
Retirement of previous credit facilities	—	—	(1,055,736)
Cash paid for debt issuance costs	(7)	(130)	(38,784)
Principal payments on finance lease obligations	(20,465)	(16,068)	(11,361)
Borrowings from senior secured revolving facility	206,500	30,000	72,600
Repayments on senior secured revolving facility	(141,500)	(30,000)	(72,500)
Proceeds from issuance of notes	—	—	977,500
Proceeds from senior secured term loans	29,850	30,000	343,000
Borrowings from other loans	39,153	11,557	3,116
Principal repayments on senior secured term loans and other loans	(53,678)	(12,651)	(27,955)
Net cash provided by (used in) financing activities	59,139	(2,605)	436,413
Effect of exchange rates on cash	139	122	429
Net decrease in cash and cash equivalents	(29,755)	(37,635)	47,237
Cash, restricted cash, and cash equivalents
Beginning of period	43,854	81,489	34,252
End of period	$14,099	$43,854	$81,489

Supplemental cash flow data:
Income tax payments, net of refunds received	$7,882	$7,827	$5,711
Interest paid	144,456	146,076	69,622
Noncash investing and financing activities:
Assets acquired through right-of-use arrangements	10,732	14,920	6,973
Leasehold improvements funded by lessor	—	1,565	146
Issuance of common stock as consideration for Novitex	—	—	244,800
Accrued capital expenditures	1,402	2,820	1,621
Dividend equivalent on Series A Preferred Stock	—	—	16,375
Liability assumed of Quinpario	—	—	4,698

10

Exela Technologies

Schedule 1: Fourth Quarter and Full Year 2018 vs. Fourth Quarter and Full Year 2019 Financial Performance

	Q4'19	Q4'18		FY19	FY18
$ in millions	Actual	As restated	Change ($)	Actual	As restated	Change ($)
Information and Transaction Processing Solutions	306.7	324.3	(17.6)	1,234.3	1,273.6	(39.4)
Healthcare Solutions	69.8	56.3	13.5	256.7	228.0	28.7
Legal and Loss Prevention Services	17.1	19.1	(2.0)	71.3	84.6	(13.2)
Total Revenue	393.6	399.6	(6.1)	1,562.3	1,586.2	(23.9)
% change	-1.5%			-1.5%
Cost of revenue (exclusive of depreciation and amortization)	314.9	306.7	8.2	1,224.7	1,213.4	11.3
Gross profit	78.7	93.0	(14.3)	337.6	372.8	(35.2)
as a % of revenue	20.0%	23.3%		21.6%	23.5%
SG&A	49.7	48.1	1.6	198.9	184.9	14.0
Depreciation and amortization	24.4	33.7	(9.3)	100.9	138.1	(37.2)
Impairment of goodwill and other intangible assets	252.4	48.1	204.3	349.6	48.1	301.4
Related party expense	1.7	3.7	(1.9)	9.5	12.4	(2.9)
Operating (loss) income	(249.5)	(40.6)	(208.9)	(321.2)	(10.7)	(310.5)
Interest expense, net	43.2	39.0	4.2	163.4	156.0	7.5
Loss on extinguishment of debt	-	-	-	1.4	1.1	0.3
Sundry expense (income) & Other income, net	9.4	3.5	5.9	15.4	(6.3)	21.7
Net loss before income taxes	(302.1)	(83.1)	(219.1)	(501.5)	(161.5)	(340.0)
Income tax expense (benefit)	2.0	3.4	(1.5)	7.6	8.4	(0.7)
Net income (loss)	(304.1)	(86.5)	(217.6)	(509.1)	(169.8)	(339.3)
Depreciation and amortization	24.4	33.7	(9.3)	100.9	138.1	(37.2)
Interest expense, net	43.2	39.0	4.2	163.4	156.0	7.5
Income tax expense (benefit)	2.0	3.4	(1.5)	7.6	8.4	(0.7)
EBITDA	(234.5)	(10.4)	(224.1)	(237.1)	132.6	(369.7)
EBITDA Adjustments
1 Gain / loss on derivative instruments	(0.6)	2.9	(3.5)	4.3	(1.9)	6.2
2 Non-Cash and Other Charges	271.9	59.0	212.9	407.9	86.4	321.6
3 Transaction and integration costs	1.5	2.0	(0.5)	5.7	4.8	0.9
Sub-Total (Adj. EBITDA before O&R)	38.3	53.6	(15.3)	180.9	221.9	(41.1)
4 Optimization and restructuring expenses	14.7	19.1	(4.4)	73.9	54.2	19.7
Process Transformation	14.0	17.4	(3.4)	69.2	51.1	18.1
Customer Transformation	-	-	-	0.1	-	0.1
M & A	0.7	1.7	(1.0)	4.6	3.2	1.5
Adjusted EBITDA	53.0	72.7	(19.6)	254.8	276.2	(21.4)
% change	-27.0%			-7.7%
as a % of revenue	13.5%	18.2%	-5%	16.3%	17.4%	-1%

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Exela Technologies

Schedule 2: Reconciliation of Adjusted EBITDA and constant currency revenues

Non-GAAP constant currency revenue reconciliation

	Three months ended		Twelve months ended
	31-Dec-19	31-Dec-18	31-Dec-19	31-Dec-18
($ in millions)	Actual	As restated	Actual	As restated
Revenues, as reported (GAAP)	$393.6	$399.6	$1,562.3	$1,586.2
Foreign currency exchange impact (1)	1.8		15.2
Revenues, at constant currency (Non-GAAP)	$395.4	$399.6	$1,577.5	$1,586.2

(1) Constant currency excludes the impact of foreign currency fluctuations and is computed by applying the average exchange rates for the three months and twelve months ended December 31, 2018, to the revenues during the corresponding period in 2019.

Reconciliation of Adjusted EBITDA

	Three months ended		Twelve months ended
	31-Dec-19	31-Dec-18	31-Dec-19	31-Dec-18
($ in millions)	Actual	As restated	Actual	As restated
Net loss (GAAP)	$(304.1)	$(86.5)	$(509.1)	$(169.8)
Interest expense	43.2	39.0	163.4	156.0
Taxes	2.0	3.4	7.6	8.4
Depreciation and amortization	24.4	33.7	100.9	138.1
EBITDA (Non-GAAP)	$(234.5)	$(10.4)	$(237.1)	$(132.6
Transaction and integration costs	1.5	2.0	5.7	4.8
Optimization and restructuring expenses	14.7	19.1	73.9	54.2
Gain / loss on derivative instruments	(0.6)	2.9	4.3	(1.9)
Other Charges	271.9	59.0	407.9	86.4
Adjusted EBITDA (Non-GAAP)	$53.0	$72.7	$254.8	$276.2
Foreign currency exchange impact (1)	0.1		1.1	-
Adjusted EBITDA, at constant currency (Non-GAAP)	$53.2	$72.7	$255.9	$276.2

(1) Constant currency excludes the impact of foreign currency fluctuations and is computed by applying the average exchange rates for the three months and nine months ended December 31, 2018, to the adjusted EBITDA during the corresponding period in 2019.

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Schedule 3: Non-GAAP Revenue reconciliation & Adjusted EBITDA margin on Revenue net of pass through & LMCE

Non-GAAP revenue reconciliation & Adjusted EBITDA margin on revenue net of pass through & LMCE

	Three months ended		Twelve months ended
	31-Dec-19	31-Dec-18	31-Dec-19	31-Dec-18
($ in millions)	Actual	As restated	Actual	As restated
Revenues, as reported (GAAP)	$393.6	$399.6	$1,562.3	$1,586.2
(-) Postage & postage handling	70.1	77.2	275.3	310.1
Revenue - Net of pass through (Non-GAAP)	$323.5	$322.4	$1,287.0	$1,276.1
(-) LMCE	-	3.6	2.1	28.0
Revenue - Net of pass through & LMCE (Non-GAAP)	$323.5	$318.8	$1,284.9	$1,248.1
Revenue growth %	1.5%		2.9%

Adjusted EBITDA (Non-GAAP)	$53.0	$72.7	$254.8	$276.2

Adjusted EBITDA margin	16.4%	22.8%	19.8%	22.1%

Media Contact: Kevin McLaughlin

E: kevin.mclaughlin@icrinc.com

T: 646-277-1234

Investor Contact: William Maina

E: IR@exelatech.com

T: 646-277-1236

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